EXHIBIT 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

July 8, 2015

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Re: Ascena Retail Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ascena Retail Group, Inc., a Delaware corporation (“ascena”), in connection with the proposed merger (the “Merger”) of ANN INC., a Delaware corporation (“ANN”), with and into Avian Acquisition Corp., a Delaware corporation and wholly owned subsidiary of ascena (“Merger Sub”), pursuant to an Agreement and Plan of Merger dated as of May 17, 2015 (the “Merger Agreement”), by and among ascena, ANN and Merger Sub. In connection with the Merger, ascena will issue up to 32,485,184 shares (the “Shares”) of its common stock, par value $0.01 per share, upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of ascena, as filed with the Securities and Exchange Commission (the “Commission”).

As counsel for ascena we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.

Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and legally issued, fully paid and nonassessable.

We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “VALIDITY OF COMMON STOCK.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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